UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2018 (February 23, 2018)

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 23, 2018, Michael P. Miller, 60, was appointed to the Board of Directors (the “Board”) of Puma Biotechnology, Inc. (the “Company”). Mr. Miller will serve on the Board for a term expiring at the 2018 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

Mr. Miller has served as the Executive Vice President U.S. Commercial of Jazz Pharmaceuticals plc, a public biopharmaceutical company, since May 2017 and as its Senior Vice President U.S. Commercial from April 2014 until May 2017. From April 2010 to January 2014, Mr. Miller was Senior Vice President and Chief Commercial Officer of Vivus, Inc., a public biopharmaceutical company. From 2006 to 2010, Mr. Miller served as Vice President, Sales and Marketing, leading the HER Family Oncology Franchise, of Genentech, Inc., a biotechnology company and wholly owned subsidiary of Roche Holding Ltd. From 2003 to 2005, Mr. Miller served as the Senior Vice President, Chief Commercial Officer of Connetics Corporation, a specialty pharmaceutical company acquired by Stiefel Laboratories, Inc. Previously, from 1997 to 2001, Mr. Miller served as Vice President of the Urology Business Unit of ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson. Prior to 1997, Mr. Miller served 13 years in various sales and marketing positions at Syntex Corporation, a pharmaceutical company acquired by Roche Holding Ltd. He currently serves as a member of two non-profit boards, the Leukemia and Lymphoma Society (Silicon Valley Chapter) and the Zane Beadles Parade Foundation. Mr. Miller received a B.S. in Business Administration and Finance from the University of San Francisco and an M.B.A. in Information and Computer Systems from San Francisco State University. Mr. Miller was selected as a director because of his significant experience and background in the life sciences industry.

Mr. Miller will receive the standard fees paid by the Company to all of its non-employee directors under the Company’s non-employee director compensation program. At this time, the annual cash retainer is $50,000. The annual retainer is paid by the Company in four equal installments of $12,500 at the beginning of each calendar quarter. In addition, pursuant to the Company’s non-employee director compensation program, Mr. Miller received an option with a value of approximately $700,000 to purchase 17,626 shares of the Company’s common stock in connection with his appointment to the Board. The option has an exercise price of $68.25 per share and will vest with respect to one-third (1/3rd) of the shares subject thereto on the first anniversary of the grant date, and with respect to an additional 1/36th of the shares subject thereto on each monthly anniversary thereafter, subject to continued service through the applicable vesting date.

In accordance with the Company’s customary practice, the Company is entering into its standard form of indemnification agreement with Mr. Miller, which will require the Company to indemnify him against certain liabilities that may arise as result of his status or service as a director. The description of Mr. Miller’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Form S-1/A filed with Securities and Exchange Commission on October 15, 2012 as Exhibit 10.17.

There are no arrangements or understandings between Mr. Miller and any other person pursuant to which he was selected as a director, nor are there any transactions in which Mr. Miller has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: February 27, 2018	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President